Exhibit 99.2

TRANSCRIPT OF THE REDDY ICE HOLDINGS, INC.

Third Quarter 2004 Earnings Conference Call

November 9, 2004, 10:00 a.m. EDT

Operator                                                                                                 Good morning, ladies and gentlemen, and welcome to the Reddy Ice third quarter 2004 earnings conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs operator assistance at any time during the conference, please press the star followed by zero. As a reminder, this conference is being recorded today, Tuesday, November 9, 2004.

I would like now turn the conference over to Ms. Lisa Elliott with DRG&E. Please go ahead, ma’am.

L. Elliott                                 Good morning, everyone. We appreciate your joining us for the Reddy Ice conference call to review third quarter 2004 results.

Before I turn the call over to management, I have a few items to go over. To receive future Reddy Ice press releases via fax or email, or if you experienced a technical problem and didn’t receive yours, please call the office of DRG&E and we’ll be glad to help you. That number is 713-529-6600.

If you would like to hear a replay of today’s call, you can do so for the next 7 days, 24 hours a day by dialing 303-590-3000 and entering pass code 11013273.

As you know, today management is going to discuss certain subjects that will contain forward-looking information that are based on management’s beliefs as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions including known events and developments that may have an impact on the company’s future operating results. Should one or more of these risks materialize or should underlying assumptions prove incorrect, we caution that actual results could differ materially from those that management might be describing in today’s discussion.

Additional detailed information concerning the factors that could cause actual results to differ materially from today’s information is readily available in the company’s SEC filings under the heading “Risk Factors.” Please note that information reported on this call speaks only as of today, November 9, 2004, and therefore you are advised that time sensitive information may no longer be accurate as of the time of any replay.

Now I’d like to turn the call over to Mr. Bill Brick, Reddy Ice’s Chairman and Chief Executive Officer. Bill?

B. Brick                                  Thank you, Lisa. Good morning, everyone, and thank you for joining us on this conference call today.

The purpose of the call is to discuss the third quarter earnings and the outlook for the fourth quarter and full year 2004.

I would also like to take this opportunity to welcome the holders of our new 10½% senior discount notes. We are pleased we were able to issue these notes at the end of last month to take advantage of a capital market opportunity to lower our overall cost of capital. We appreciate the confidence the market has displayed in our company as evidenced by the fact that the new notes were issued without any adverse financial impact on our 8 7/8 % senior subordinated notes.

The results of the third quarter 2004, including the recent acquisitions, met our expectations despite some challenges. Revenues of $106.5 million were slightly above the top of our guidance range of $98-$104 million. Weather patterns were varied during the quarter with our recent markets impacted by the hurricanes that came ashore in Florida while most of the other markets experienced cooler and wetter weather than last year.

EBITDA as adjusted, referred to as EBITDA, of $39.1 million, was near the upper end of our original guidance range of $36-$40 million. EBITDA increased $7.3 million in the third quarter 2004 compared to the prior year’s third quarter. The increased EBITDA was primarily the result of the acquired operations and the elimination of certain operating lease expenses related to the asset purchases in 2003. Offsetting these positive changes in EBITDA were increases in fuel, electricity and bag costs. Through the first 9 months of the year, these costs were approximately $2.5 million over the prior year, excluding the effects of acquisitions.

We acquired 5 ice companies during the third quarter and the first part of the fourth quarter for a total cash purchase price of approximately $10.9 million. As in the first and second quarters, these were small tuck-in acquisitions within our existing geographic footprint that became available at attractive prices. We have completed 11 acquisitions so far this year for a total purchase price of approximately $16.2 million.

At this point I’ll turn the call over to Steve Janusek, our Chief Financial Officer, for a more detailed review of our results and then I will close with some final comments. Steve?

S. Janusek                             Thanks, Bill. Good morning. Let me provide some additional detail regarding the third quarter.

Revenues were $106.5 million versus $86.6 million in last year’s third quarter, which was slightly above the top end of our guidance range. Approximately $16.1 million of the increase was due to the Service Ice, Triangle Ice and 2004 acquisitions. Additionally, volumes were down slightly in our core operations, which were offset by slightly higher average selling prices. Also contributing approximately $2.4 million to the quarter’s sales was a change in the terms under which we do business with our distributors. Modifications made to certain of our distributor relationships resulted in our recording the revenues and delivery expenses related to those distributors on a gross basis instead of a net basis. This resulted in additional revenues and an equal amount of additional cost of sales.

Cost of sales were $58.7 million in this year’s third quarter compared to $46.9 million in the same period of 2003. This increase was primarily due to approximately $8.0 million of additional expenses related to the acquisitions. Also contributing to the change was approximately $900,000 of increases in our cost of goods sold in our core business related to the increases in fuel, bag and electricity costs and an additional $2.4 million related to the change in distributor arrangements. Approximately $400,000 associated with ice purchase and transfer costs related to the effects of hurricanes in Florida also impacted the cost of goods sold. Offsetting these increases in the core business was a reduction of approximately $600,000 in equipment leasing costs resulting from asset purchases in 2003.

Operating expenses for the quarter were $8.7 million compared to $8.0 million in last year’s third quarter. Operating expenses associated with acquisitions were approximately $1.0 million.

EBITDA for the quarter increased $7.3 million from $31.8 million in the 2003 third quarter to $39.1 million in the current quarter. For a reconciliation of the EBITDA to net income available to common shareholders, please go to today’s press release on our website on www.reddyice.com.

Depreciation and amortization expense increased by $600,000 as compared to the third quarter of last year. The higher expense this year is due primarily to the effects of the acquisitions made since last fall.

Interest expense decreased $1.4 million from last year. This decrease in interest expense is primarily due to the refinancing of our debt in August 2003, which resulted in significantly lower average interest rates.

For the first 9 months of 2004, revenues were $232.4 million versus $189.9 million in the first 9 months of 2003. Approximately $33.6 million of the increase was due to acquisitions. Revenues in our core operations increased by approximately $4.9 million on slightly higher volume sales and slightly higher average selling prices.  Also contributing approximately $4.0 million to the year-to-date sales was our previously discussed terms under which we do business with certain of our distributor arrangements.

Costs of sales were $137.0 million in this year’s first 9 months compared to $113.2 million in the same period of 2003. The increase was due to approximately $18.0 million of additional expenses related to the acquisitions, an increase of $2.5 million in our core business due to increases in fuel, bag costs and electricity and an additional $4.0 million due to the changes in distributor relations and a reduction of $2.7 million in equipment and leasing costs resulting from asset purchases in ‘03.

Operating expenses for the first 9 months of 2004 were $25.8 million compared to $22.7 million in the prior year. The increase is primarily due to $2.9 million of expenses associated with the acquired operations.

EBITDA increased $15.4 million from $54.2 million in the first 9 months of ‘03 to $69.5 million in the current year-to-date period.

Depreciation and amortization expense decreased by $200,000 as compared to the first 9 months of last year. The lower expense this year is due primarily to the effects of the recent acquisitions, which are offset, by the effects of the revaluation of our fixed and intangible assets in August 2003.

Interest expense decreased $5.0 million from last year. Once again this decrease is related to the refinancing of our debt in August 2003.

Regarding the balance sheet, cash and equivalents were $27.5 million as of September 30 compared to $12.8 million at the end of 2003. Our total debt, net of cash, was $302.1 million on September 30, 2004. At the end of the third quarter, our ratio of pro forma EBITDA to net debt was below 4 times.

We continue to have ample liquidity. At the end of the third quarter we did not have anything drawn on our revolver and had $25.7 million of availability. As of yesterday we had approximately $8.0 million outstanding on our $35 million revolver and had approximately $21.3 million of availability, the difference being outstanding letters of credit of approximately $5.7 million.  We anticipate repaying the majority if not all of the balance outstanding on the revolver by December 31st as we continue to generate cash flow from operations.

Capital expenditures in the third quarter were $4.6 million and dispositions of assets generated approximately $100,000. Year-to-date CAPEX is $12.5 million, with $2.3 million in proceeds and dispositions.  For the full year 2004, although our proceeds and dispositions will be higher than previously anticipated, we still expect net CAPEX to be in the range of $13.0-$13.5 million. This consists of gross CAPEX of approximately $16.0 million and proceeds from dispositions of $2.5 to $3.0 million.

In regards to acquisitions, we have completed 7 acquisitions through September 30, 2004 for a total cost of $5.7 million. So far in the fourth quarter, we’ve completed 4 additional acquisitions for a total cost of $10.6 million bringing the year-to-date total to $16.3. Annual revenue contribution from the acquisitions completed thus far in the fourth quarter is expected to be $7.0 to $8.0 million and annual EBITDA contribution is expected to be $2.0 to $2.5 million.

Let me now provide some detailed guidance for the fourth quarter and full year 2004. Including the effects of the recent acquisitions, we expect revenues for the full year 2004 to be between $281.0 and $286.0 million with EBITDA ranging from $75.0 to $79.0 million. This includes approximately $1.5 million of expenses related to the 10.5% senior discount note offering in October 2004. This compares to 2003 pro forma revenue and EBITDA of $273.5 million and $75.5 million.  Our expectation for net income before preferred dividends is in the range of $16.0 million to $19.0 million.

For the fourth quarter of 2004 we expect revenues of $49 to $54 million and EBITDA of $5.5 million to $5.9 million. This compares to pro forma revenue and EBITDA in the fourth quarter of ‘03 of $51.2 and $7.9 million, respectively.  The net loss before preferred dividends in the fourth quarter is expected to be in the range of $0.5 million to $3.5 million. The guidance for the fourth quarter includes again the $1.5 million of costs associated with the senior discount note offering previously mentioned.  We expect that the acquisitions completed in the fourth quarter will contribute less than $1.0 million of revenue in the quarter and an immaterial amount of EBITDA.

Please note that we’ve also included our expectation of depreciation and amortization expense, interest expense and non-cash income taxes and a reconciliation of EBITDA to net income before preferred dividends.

We continue to expect that working capital will remain consistent from year-end 2003 to year-end 2004 and now do not expect to pay any significant cash income taxes until late 2006 at the earliest. We estimate that our projected annual interest expense of $25.0 million will include approximately $2.5 million of non-cash amortization of debt issuance costs, $2 million of non-cash interest expense related to the $151 million of 10½% senior discount notes, and $3.5 million approximately of non-cash interest income related to the expiration of our interest rate collar agreement, all of which result in cash interest expense of approximately $24 million.

The interest income resulting from the expiration of the collar agreement is a result of derivative accounting rules. Certain amounts related to the changes in the fair value of the collar agreement has been deferred in other comprehensive income on our balance sheet. Upon the expiration of the collar at the end of this month, those amounts deferred on the balance sheet will be reclassified to the income statement.

During 2004 we now expect to generate between $36.0 and $40.0 million of free cash flow after cash interest, quarterly principal payments on our debt and net CAPEX prior to the cost of any acquisitions.  Our credit facility requires that 75% of our annual free cash flow prior to any acquisitions be used to pay down our term loan. However, in connection with the issuance of our 10½% senior discount note for net proceeds of $96.2 million, we redeemed our outstanding preferred stocks for $114.3 million and paid a dividend to our common shareholders in the amount of approximately $10.5 million.

We used approximately $28.6 million of our annual free cash flow to fund a portion of these transactions. In order to be able to use a portion of our free cash flow, we amended our credit facility in October 2004 to modify the calculation of annual free cash flow that must be used to pay down term loans such that we do not anticipate being required to make a principal payment in early 2005. The requirement under the credit facility to make such annual principal payments in 2006 and beyond remains unchanged.

As previously mentioned, we have also spent $16.3 million thus far on acquisitions. As a result of the foregoing, we anticipate that our ratio of EBITDA to net debt at the end of the year will be approximately 5.3 times through the holding company and approximately 4 times at the operating company.

At this point, let me turn the call back over to Bill for some additional comments.

B. Brick                                  Thanks, Steve. As we put another busy season behind us, we can look at the year and say that so far it has met our expectations despite some challenges. The two acquisitions that we made a year ago, Triangle and Service Ice, as well as the acquisitions made earlier this year, have performed at or above expectations and made significant contributions to our company. We’re optimistic that our recent acquisitions will perform in a similar manner.

As I’ve said on previous calls this year, we will continue to assess acquisition opportunities within our geographic footprint as they arise. However, due to seasonality of our cash flows availability, we expect that the pace of our acquisition activity will be limited through next spring. In addition, we continue to evaluate our strategy for non-ice businesses as we go into 2005.

We are pleased with the strength of our balance sheet and direction of the company. Based on the projections Steve shared with you, we believe our debt to EBITDA ratio, net of cash, at the operating company will be approximately 4 times at the end of 2004, which we consider very reasonable. Our cash interest coverage is and will continue to be well over 3 times.

We believe our capital structure will continue to provide us with the flexibility to pursue additional opportunities that may arise in 2005. We continue to generate significant free cash flow, which will allow us to continue to grow in the future while deleveraging.

Although we have not yet finalized our 2005 budget, we’re optimistic we will continue to grow and that revenues and EBITDA both will increase slightly despite continued challenges related to energy and insurance costs.

As usual, I close with thanking all of our employees at every level for their efforts without whom none of our goals could be achieved.

Thank you for joining us today. Now we would be happy to take your questions. John and Lisa, back to you.

Operator                                                                                                 Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a 3-toned prompt acknowledging your selection. Please ask one question and one follow up and re-queue for additional questions. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for our first question.

Our first question comes from Reza Vahabzadeh with Lehman Brothers. Please go ahead with your question.

R. Vahabzadeh                                                                 Good morning. I don’t know if you touched on this, but what was the net year-over-year impact of the various hurricanes this year in Florida and last year in the Carolinas. What was the net impact on EBITDA and sales?

S. Janusek                                                                                        I think from a revenue and EBITDA standpoint this year’s hurricanes probably impacted us $1.0 to $2.0 million positively in revenue with offsetting costs associated with purchase and transport and additional distribution costs related to those hurricanes for a net effect of pretty much flat to potentially slightly negative. Year-over-year, the pro forma effects from the hurricane in Triangle would be computed in that number so that would be a net increase of probably $1.0-$2.0 million of revenue with the associated offsetting expense increases.

R. Vahabzadeh                                                                 What was the average price in the quarter? Was it up or down?

S. Janusek                                                                                        The average price of our products over the quarter are slightly above last year’s level.

R. Vahabzadeh                                                                 So volume for the quarter was up some?

S. Janusek                                                                                        Volume on our core operations for the quarter were actually down slightly. As you remember, July and August were very cool and wet weather across the United States. Our volume overall was slightly down for the quarter, but for the year, volume was slightly up due to the first 6 months were a little bit positive.

R. Vahabzadeh                                                                 Your fourth quarter guidance seems to suggest a range that is slightly below last year to slightly above last year on a pro forma basis, is that accurate?

S. Janusek                                                                                        The $1.5 million of expenses in the fourth quarter relate to the senior offering which are transaction related. After adjusting for that, compared to the pro forma revenue, our pro forma EBITDA last year I think was $7.3 million (let me verify that), $7.5 million. I would consider the range to be about $7 to $11 million in EBITDA compared to $7.5 pro forma, so

I would say that we’re expecting a slight increase in EBITDA year-over-year on a pro forma basis.

R. Vahabzadeh                                                                 How’s weather been so far in your key markets?

S. Janusek                                                                                        I think overall it’s been pretty flat. You know we’re only through the month of October and no major shifts.

R. Vahabzadeh                                                                 Energy costs, transportation costs, the rate of increases about the same as in the third quarter?

S. Janusek                                                                                        I would say so, or we’re not seeing any major reductions in those increases we’ve seen so far in the year.

R. Vahabzadeh                                                                 Thank you much.

Operator                                                                                                 Our next question comes from Ray Cheeseman with Jefferies & Company. Please go ahead.

R. Cheeseman                                                                     Steve, I was hoping to get you to backtrack a little bit. You were speaking so fast. The revolver outstanding is zero. We know where the bonds outstanding are. On 9/30, your term loan was how much?

S. Janusek                                                                                        Approximately $178 million, $178.2 I believe and no revolver was outstanding at 9/30. Today the revolver is approximately $8.0 million.

R. Cheeseman                                                                     Then the margins for both the third quarter this year and last year were 36.7%, identical, at the EBITDA line. I would have expected some improvement. Are there specific items ... I apologize if you’ve covered this (I got on late), but are there specific items that held back the EBITDA margins this year that you hope to do away with so we can get a better margin next year or is this ... you know, closing in on 37%, is that darn good and we don’t have that much more to go in our biggest quarter of the year?

S. Janusek                                                                                        I think there’s 2 items that specifically impacted the margins, Ray. One is the change in distributor relationships, which essentially moved up revenue and cost of goods sold the same amount of approximately $2.4 million. Although that has no impact on the EBITDA line, reporting those revenues on a gross basis has a slight decrease in margin effect. Also the additional revenues related to the hurricane had offsetting expenses, thereby contributing no margin. With both of those combined, netting those off, you’re probably seeing some small increases in our margin for the quarter.

R. Cheeseman                                                                     But it sounds like, if I’m reading between the lines, that the reality is those were not big items as you just described to me and as I heard you before describe them, so is 36.7% or 36.8%, 36.9%, we should not expect a big jump from here. In your biggest quarter of the year this should be the margin you aim for, we should not expect you to go over 40% or something like that?

S. Janusek                                                                                        Yeah, I think you’re right, Ray.

R. Cheeseman                                                                     Okay, then one other question. Asset sales year-to-date. I want to make sure I got it right. Did you say $2.3 million?

S. Janusek                                                                                        Yes, that’s the number, $2.3 million.

R. Cheeseman                                                                     Okay, thank you very much, Steve.

Operator                                                                                                 Our next question comes from Alexis Gold with CIBC World Markets. Please go ahead.

A. Gold                                                                                                       Good morning, guys. Wanted to follow up on the guidance provision question. It looks to me like if I adjust for the $1.5 million of expenses, you actually raised the low end of your guidance by about half a million and revised the high end downward by about half a million. Is the full impact of the guidance provision, is that just the $1.5 million or is there other stuff wrapped up in there?

S. Janusek                                                                                        No, there’s really no other changes to the guidance. You’re exactly right. Due to the fact that our fourth quarter guidance is a little bit smaller from the ranges, you go down to $4 million from $5 million for the year, we’re exactly where we plan to be earlier in the year overall.

A. Gold                                                                                                       Then for your covenant calculations, I think it’s 4.5 times the average debt, which gets sort of close on the low end. Do you have the ability to add back the $1.5 million for your covenant calculations?

S. Janusek                                                                                        Yes we do and I would say I think we’re anticipating ample room under our covenants and we get to pro forma the recent acquisitions in October which we gave guidance of $2.0 to $2.5 million of EBITDA contribution on top of our pro forma level through September 30.

A. Gold                                                                                                       As we start to look out to ‘05, is it fair for us to start thinking about CAPEX levels that are going to be very similar to next year?  I’m assuming you expect to be on track and people are talking about more favorable weather patterns?

S. Janusek                                                                                        We hope for the more favorable weather patterns. As far as CAPEX, although once again we haven’t finalized our budget for ‘05, I don’t think we expect levels that dissimilar from this year at all.

A. Gold                                                                                                       Thanks very much.

Operator                                                                                                 Our next question comes from Jamie Bachus with Credit Suisse First Boston. Please go ahead.

C. Bony                                                                                                     Actually it’s Christina Bony with Credit Suisse First Boston. Good morning, everyone. I was hoping you can expand upon your thoughts at this juncture in terms of acquisitions and give us a sense of what the environment is out there, what type of opportunities you’re seeing and if you see that you’ll be as active next year as you were this year.

B. Brick                                                                                                       Christina, it’s Bill. Certainly at this time of the year and coming off of what I would call a challenging year for the ice industry, there are certainly opportunities out there. As you know we have been very diligent about staying within our geographic footprint. We think this just makes a lot more sense and we want to continue that way. We continue to review them and they’ll be ongoing. I don’t think we’ll see very much activity before the start of the season, but once again that could change if there were exceptions. As far as next year goes, I think we will continue to be there. We may just move more to the third and fourth quarter next year than to the first and second like we did this year.

C. Bony                                                                                                     It sounded as if you’re still thinking about your non-ice operations. Is that on the table to possibly divest?

B. Brick                                                                                                       Yes, clearly we’ve said all along that at the right time we would divest those and once again if we did divest those that could change our acquisition strategy very quickly because we’d want to redeploy those funds along those lines very quickly.

C. Bony                                                                                                     Great, thank you very much.

Operator                                                                                                 We have a follow up question from Ray Cheeseman. Please go ahead.

R. Cheeseman                                                                     Bill, I thought I heard you mention a couple minutes ago non-ice potential acquisitions with free cash flow. You just mentioned your acquisition strategy within your prime business is staying within your geographic footprint where you saw opportunity, but I did hear you say non-ice businesses, right?

B. Brick                                                                                                       I think as far as divesting them, the question was what would we look ... I said we would continue to evaluate our strategy for non-ice but our strategy is to divest it, not to grow it.

R. Cheeseman                                                                     Okay, great. Thank you very much.

Operator                                                                                                 Management, we have no further questions at this time. Please continue.

B. Brick                                                                                                       We would like to thank everybody for joining us today and we look forward to speaking to you again in 3 months time. Thank you.

Operator                                                                                                 Ladies and gentlemen, this concludes the Reddy Ice third quarter earnings conference call. If you would like to listen to a replay of today’s call, please dial 303-590-3000 and enter the pass code of 11013273. We appreciate your participation on today’s teleconference. You may now disconnect and thank you for using ACT Teleconferencing.